Exhibit 11
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                                      COMPUTATION OF PER SHARE EARNINGS


The following is the computation of fully-diluted earnings per share:

                                                          Three Months Ended                Six Months Ended
                                                                June 30                          June 30
                                                         1995           1994               1995           1994
                                              (Dollars in thousands except per share data)
Net income available to common shareholders               $20,086           $444            $39,928        $10,966

Non-discretionary adjustments under
  the if-converted method:
  Addback: Series C, preferred dividends                        0              0              2,207              0
  Addback: Series B, preferred dividends,
    net of tax benefits                                     2,141          2,106              4,258          4,184
  Less: Replacement of funding
    adjustment, net of tax benefits (1)                    (1,655)        (2,106)            (3,286)        (4,184)
Net income available to common shareholders               $20,572           $444            $43,107        $10,966

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Common shares  (2)                                   43,417,331     36,213,566         43,346,424     36,088,779
  Equivalents - stock options                             973,015      1,100,910            929,698      1,128,683
  Series B, Preferred stock
    if-converted method                                 4,364,104      4,228,495          4,364,104      4,228,495
                                                       48,754,450     41,542,971         48,640,226     41,445,957

FULLY DILUTED EARNINGS PER SHARE                            $0.42          $0.01              $0.89          $0.26

(1) Additional payment to the TASP to replace the funding lost under the if-converted method.

(2) The three and six months ended June 30, 1995 reflect the conversion of Series C Preferred stock to Common stock.



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